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                                                                    EXHIBIT 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         The financial statements of Lexicon Genetics Incorporated as of December 31, 2001, and for the year then ended, included in this annual report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants. Arthur Andersen LLP has since ceased operations.

         This annual report on Form 10-K is incorporated by reference into Lexicon's registration statements on Form S-8 (Registration Nos. 333-41532 and 333-66380) and on Form S-3 (Registration Nos. Nos. 333-67294, 333-101549,
333-108855 and 333-111821) and the prospectuses relating thereto. Arthur Andersen LLP has not reissued its report on Lexicon's financial statements as of December 31, 2001, and for the year then ended, in connection with this annual report on Form 10-K. In addition, after reasonable efforts, and in reliance upon Rule 437a under the Securities Act of 1933, we have not been able to obtain the consent of Arthur Andersen LLP with respect to the incorporation by reference of such report in the registration statements and prospectuses referenced above. Because Arthur Andersen LLP has not consented to the inclusion of such report in the registration statements and prospectuses referenced above, purchasers under such prospectuses will not be able to recover against Arthur Andersen LLP under
Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.